Exhibit 10.8

December 9, 2016,

Russell Mellott

2177 Twining Road

Newtown, PA 18940

Dear Russ,

I am very pleased to offer you the position of Senior Vice President, Chief Revenue Officer, based out of our Princeton, NJ office, reporting to me.

Your starting annualized base salary will be $300,000 payable on a semi-monthly basis. In addition to your base salary, subject to your signing the Model N variable compensation plan in effect for each fiscal year of your employment, you will be eligible to receive variable compensation in accordance with the applicable plan. Signing each year’s plan is a condition of your employment. We anticipate that your initial total targeted variable compensation on an annualized basis will be approximately $250,000, before taxes at 100% of achievement of your personal assignment under the Model N variable compensation plan for the current fiscal year, which will be sent to you following acceptance of this offer.

I will recommend to the Compensation Committee of our Board of Directors that you be granted Restricted Stock Units (“RSUs”) with a value of $550,000 USD and Performance-Based RSUs (“PB-RSUs”) with a value of $550,000 USD of Model N, Inc. through our Equity Incentive Plan. The RSUs are time based and vest over a four-year period with 25% vesting on each annual anniversary of the 15th day of the second month of the quarter of your start date. The PB-RSUs vest over a three-year period with 50% vesting on the second and third annual anniversary of February 15, 2017.

In addition, I will also recommend to the Compensation Committee that you be granted additional RSUs with a value of $100,000 USD that vest over a three-month period commencing on February 15, 2017 with 100% vesting on May 15, 2017.

We will provide additional details on the three grants upon Compensation Committee approval.

In addition, as an employee of Model N, you will be eligible to participate in our Employee Stock Purchase Program (ESPP).   The ESPP offers employees the opportunity to purchase Model N stock at a 15% discount using post-tax payroll deductions. Enrollment into the program occurs twice a year in February and August.

You are also eligible for employee benefits starting on your first day. More information will be sent to you following acceptance of this offer.

As a Model N employee, you will be expected to sign and comply with an employee proprietary information and invention agreement which requires, among other provisions, confidentiality, the assignment of patentrights to any invention made during your employment at Model N and non-disclosure of proprietary information.

While you render services to Model N, you also will not assist any person or organization in competing with Model N, in preparing to compete with Model N, or in hiring any employees of Model N.

Model N, Inc. | 1600 Seaport Boulevard, Suite 400, Redwood City, CA 94063 | P: 650.610.4600 | F: 650-610-4699 | www.modeln.com

This offer is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than (3) days after your employment begins. The offer is also contingent on approval by the Compensation Committee and satisfactory completion of reference checks and a background check, which we will initiate with your permission after receiving your acceptance.

As an employee, you may terminate employment at any time and for any reason whatsoever with notice to Model N. We request that in the event of resignation, you give the company two weeks’ notice. Similarly, Model N may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. If you are terminated for any reason other than “for cause” before the first annual anniversary of your employment start date, Model N will give you 90 days notification. In addition, if you are terminated for any reason other than “for cause” before the first annual anniversary of your employment start date, Model N will vest 25% of your RSU grant and subject to satisfactory performance, 25% of your PBRSU grant. Furthermore, this mutual termination of employment supersedes all our prior written and verbal communication with you and can only be modified by written agreement signed by you and Model N. In addition, we will enter into our standard form Change in Control and Severance Agreement with you, which provides for (i) acceleration of equity vesting in the event of a change in control of Model N and (ii) continuation of base salary and benefits for six months post-termination, in each case, subject to and as further described in such agreement.

We are currently forecasting your start date as January 3, 2017.

To indicate your acceptance of this offer, please sign and date this letter and return it to Model N. For your convenience, you may sign electronically via DocuSign, or you may scan and email your signed letter (both pages) to Amelia Generalis at ageneralis@modeln.com, or fax the letter back to Human Resources at (650) 2-5814. This offer will expire at the end of day on December 12, 2016.

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Model N, Inc. | 1600 Seaport Boulevard, Suite 400, Redwood City, CA 94063 | P: 650.610.4600 | F: 650-610-4699 | www.modeln.com

I look forward to your favorable reply and to an exciting and productive working relationship.

Sincerely,

/s/ Zack Rinat	January 3, 2017
Zack Rinat	Proposed Start Date
Founder, Executive Chairman and
Chief Executive Officer
Model N, Inc.

/s/ Russell Mellott	December 9, 2016
Accepted	Date

Model N, Inc. | 1600 Seaport Boulevard, Suite 400, Redwood City, CA 94063 | P: 650.610.4600 | F: 650-610-4699 | www.modeln.com